Exhibit 99.1

PHINIA REPORTS FOURTH QUARTER AND FULL YEAR 2025 RESULTS

Auburn Hills, Michigan, February 12, 2026 – PHINIA Inc. (NYSE: PHIN), a leader in premium fuel systems, electrical systems, and aftermarket solutions, today reported results for the fourth quarter and full year ended December 31, 2025.

Fourth Quarter Highlights:
•Net sales of $889 million, an increase of 6.7% compared with Q4 2024.
◦Excluding the impacts of foreign currency and acquisitions, increases of $25 million and $12 million, respectively, net sales increased $19 million or 2.3%, primarily driven by tariff recoveries and increased volumes in Asia and Americas, partially offset by reduced volumes in Europe.

•Net earnings of $45 million and net margin of 5.1%, representing a year-over-year increase of $40 million and 450 bps, respectively.

•Adjusted EBITDA of $116 million, representing a year-over-year increase of $6 million primarily driven by research and development and supply chain savings and tariff recoveries, partially offset by unfavorable product mix.
◦Adjusted EBITDA margin of 13.0%, a year-over-year decrease of 20 bps primarily driven by unfavorable product mix and foreign currency, partially offset by research and development and supply chain savings.

•Net earnings per diluted share of $1.15.
◦Adjusted net earnings per diluted share of $1.18 (excluding $0.03 per diluted share related to non-comparable items detailed in the non-GAAP appendix below), primarily driven by a lower provision for income taxes, the operational increases detailed above and a reduction in share count.

•Returned $40 million to shareholders through $30 million of share repurchases and $10 million in dividends.

Full Year 2025 Highlights:
•Net sales of $3.48 billion, an increase of 2.4% compared with full year 2024.
◦Excluding the impacts of contract manufacturing arrangements that ended in 2024, a decrease of $23 million, and foreign currency and the acquisition of SEM, increases of $45 million and $20 million, respectively, sales increased $38 million or 1.1%, primarily driven by tariff recoveries.

•Net earnings of $130 million and net margin of 3.7%, representing a year-over-year increase of $51 million and 140 bps, respectively.

•Adjusted EBITDA of $478 million was flat year-over-year, with adjusted EBITDA margin of 13.7%, lower by 40 bps, primarily due to the dilutive effect of tariff recoveries. Excluding the impacts of the tariff dilution and foreign currency, adjusted EBITDA margin was consistent with 2024.

•Net earnings per diluted share of $3.24.
◦Adjusted net earnings per diluted share of $4.96 (excluding $1.72 per diluted share related to non-comparable items detailed in the non-GAAP appendix below), primarily driven by a lower provision for income taxes and a reduction in share count.

•Returned $242 million to shareholders through $200 million of share repurchases and $42 million in dividends.

Key Wins in Strategic Growth Markets:
New and incumbent business wins remained strong, notable wins include:

•Securing our third aerospace and defense contract for a post-combustion fuel valve, highlighting our proven capabilities and strengthening our position in this sector

•Key truck contract extensions with global commercial vehicle OEMs, reaffirming the strength and longevity of our strategic partnerships
•New business win in India with a leading OEM for Port Fuel Injectors used with Compressed Natural Gas (PFI-CNG), underscoring our dedication to lower carbon mobility and commitment to alternative fuel systems
•Achieved strong growth in our Aftermarket segment by adding approximately 5,800 new SKUs across our portfolio, new wins with starter and alternator distributors in North America, conquest wins with gasoline fueling distributors in the United States and South America, and a new vehicle electronics program in France

Brady Ericson, President and Chief Executive Officer of PHINIA commented: “Q4 capped a year of disciplined execution. We navigated evolving tariffs through our operational depth and strong customer partnerships. Despite softer markets, our results were resilient—reflecting the strength of our strategy and the commitment of our team. Looking ahead to 2026, we are focused on driving organic growth through continued execution and targeted innovation, sustaining strong value creation for our customers and shareholders.”

Balance Sheet and Cash Flow:

The Company ended the year with cash and cash equivalents of $359 million and $500 million of available capacity under its Revolving Credit Facility. Total debt at year-end was $970 million.

Net cash generated by operating activities was $312 million for the year, representing a year-over-year increase of $4 million. Adjusted free cash flow was $212 million compared to $253 million in 2024, primarily due to higher capital expenditures and higher prepaid assets.

2026 Full Year Guidance:

The Company expects 2026 net sales of $3.52 billion to $3.72 billion. This implies a year-over-year growth of 1% to 7% in 2026. The Company’s net earnings and adjusted EBITDA are projected to be $165 million to $195 million and $485 million to $525 million, respectively, with net earnings margin of 4.7% to 5.2% and adjusted EBITDA margin of 13.7% to 14.3%. The Company expects to generate $200 million to $240 million in adjusted free cash flow. Adjusted tax rate is expected to be in the range of 30% to 34%.

The Company will host a conference call to review fourth quarter and full year 2025 results, introduce 2026 full year outlook and take questions from the investment community at 8:30 a.m. ET today. This call will be webcast at PHINIA Q4 2025 Earnings Call. Additional presentation materials will be available at Investors.phinia.com.

Audience Conference Call Registration:
https://registrations.events/direct/Q4I1207768
Conference ID: 12077

Secondary Audience Dial-In Details:
USA / International Toll +1 (646) 307-1963
USA - Toll-Free (800) 715-9871
Canada - Toronto (647) 932-3411
Canada - Toll-Free (800) 715-9871
Conference ID 12077

About PHINIA

PHINIA is an independent, market-leading, premium solutions and components provider with over 100 years of manufacturing expertise and industry relationships, with a strong brand portfolio that includes DELPHI®, DELCO REMY® and HARTRIDGETM. With approximately 12,500 employees and over 40 locations in 20 countries, PHINIA is headquartered in Auburn Hills, Michigan, USA.

Across commercial vehicles and industrial applications (medium-duty and heavy-duty trucks, buses and other off-highway construction, marine, agricultural and aerospace and defense), light commercial vehicles (vans and trucks) and light passenger vehicles (passenger cars, mini-vans, cross-overs and sport-utility vehicles), we develop fuel systems, electrical systems and aftermarket solutions designed to keep combustion engines operating at peak performance, while at the same time investing in advanced technologies to unlock the potential of alternative fuels.

By providing what the market needs today to become more efficient and sustainable, while also developing innovative products and solutions to contribute to lower carbon mobility, we are the partner of choice for a diverse array of customers – powering our shared journey toward a cleaner tomorrow.

© 2026 PHINIA Inc. All Rights Reserved.

(DELCO REMY is a registered trademark of General Motors LLC, licensed to PHINIA Technologies Inc.)

IR contact:
Kellen Ferris
Vice President of Investor Relations
investors@phinia.com
+1 947-262-5256

Media contact:
Kevin Price
Global Brand & Communications Director
media@phinia.com
+44 (0) 7795 463871
# # #

Forward-Looking Statements: This press release contains forward-looking statements within the meaning of U.S. federal securities laws. Forward-looking statements are statements other than historical fact that provide current expectations or forecasts of future events based on certain assumptions and are not guarantees of future performance. Forward-looking statements use words such as “anticipate,” “believe,” “continue,” “could,” “designed,” “effect,” “estimate,” “evaluate,” “expect,” “forecast,” “goal,” “initiative,” “intend,” “likely,” “may,” “outlook,” “plan,” “potential,” “predict,” “project,” “pursue,” “seek,” “should,” “target,” “when,” “will,” “would,” and other words of similar meaning.

Forward-looking statements are subject to risks, uncertainties, and factors relating to our business and operations, all of which are difficult to predict and which could cause our actual results to differ materially from the expectations expressed in or implied by such forward-looking statements. Risks, uncertainties, and factors that could cause actual results to differ materially from those implied by these forward-looking statements include, but are not limited to: adverse changes in general business and economic conditions, including recessions, adverse market conditions or downturns and other factors, including geopolitical tensions and related trade restrictions, impacting the global transportation and industrial equipment industries; our inability to deliver new products, services and technologies in response to changing consumer preferences and evolving exhaust emissions regulations, or acceleration of the market for electric vehicles or deceleration of the market for alternative fuel technologies, including for use in internal combustion engines; competitive industry conditions; failure to identify, consummate, effectively integrate or realize the expected benefits from acquisitions, partnerships or other strategic investments; failure of or disruption in our technology infrastructure, including a disruption related to cybersecurity; pricing pressures from customers; elevated inflation rates and volatility in the costs of commodities used in the production of our products; difficulties launching new machine, engine or vehicle programs; changes in U.S. and foreign administrative policy, including increases in tariffs, changes to existing trade agreements and import or export licensing requirements and exchange controls, and any resulting changes in international trade relations; our inability to identify, attract, retain and develop a qualified global workforce; our inability to protect our intellectual property; failure to achieve the anticipated savings and benefits from restructuring and other actions, including those intended to improve future profitability and competitiveness, optimize our product portfolio and operations and execute our strategy; extraordinary events, including natural disasters or extreme weather events, political disruptions, terrorist attacks, pandemics or other public health crises, and acts of war; risks related to our international operations; economic, geopolitical, social and market conditions impacting our business in China; supply chain disruptions, including due to U.S. and foreign government action; our reliance on a limited number of OEM customers; work stoppages, production shutdowns and similar events or conditions; liabilities related to product warranties, litigation and other claims; current and future environmental, health and safety, human rights and other laws and regulations related to corporate sustainability; tax audits or similar processes, and changes in tax laws or tax rates taken by taxing authorities; governmental investigations and related proceedings regarding vehicle emissions standards, including related to diesel defeat devices; the impacts of climate change, regulations related to climate change, various stakeholders’ emphasis on reducing the impacts of climate change and other related matters; compliance with and changes in other laws and regulations impacting our operations; impairment charges on goodwill, indefinite-lived intangible assets and long-lived assets; changes in interest rates and asset returns that increase our pension funding obligations; restrictive covenants and other requirements impacting our financial and operating flexibility pursuant to the agreements governing our indebtedness; risks relating to the Spin-Off, including a determination that the Spin-Off does not qualify as tax-free for U.S. federal income tax purposes, our or our Former Parent’s failure to perform under, or additional disputes that may arise between the parties relating to, various transaction agreements executed in connection with the Spin-Off and any amendments and restatements thereto, and the availability of, and our ability to use, various credits and offsets detailed in such agreements or the settlement agreement between the Company and our Former Parent; and other risks and uncertainties described in Item 1A,

“Risk Factors” and in our other reports filed from time to time with the Securities and Exchange Commission (the SEC).

We caution readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date they are made. We undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

PHINIA Inc.
Condensed Consolidated Statements of Operations (Unaudited)
(in millions, except earnings per share)
	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Fuel Systems[1]	$560	$519	$2,177	$2,131
Aftermarket[1]	329	314	1,306	1,272
Net sales	889	833	3,483	3,403
Cost of sales	696	644	2,721	2,647
Gross profit	193	189	762	756
Gross margin	21.7%	22.7%	21.9%	22.2%

Selling, general and administrative expenses	121	118	445	442
Restructuring expense	6	3	17	14
Other operating (income) expense, net	(3)	17	46	41
Operating income	69	51	254	259

Equity in affiliates’ earnings, net of tax	(4)	(3)	(15)	(11)
Interest expense	21	18	81	99
Interest income	(3)	(4)	(14)	(16)
Other postretirement expense (income)	1	(1)	4	—
Earnings before income taxes	54	41	198	187

Provision for income taxes	9	36	68	108
Net earnings	$45	$5	$130	$79

Earnings per share — diluted	$1.15	$0.12	$3.24	$1.76

Weighted average shares outstanding — diluted	39.1	43.0	40.1	44.8

_________________
1 In the fourth quarter of 2025, the Company made a strategic decision to shift a significant portion of the OES business, previously reported in its Aftermarket segment, to the Fuel Systems segment, as distribution will now be handled by the Fuel Systems locations that manufacture the products. This is expected to streamline the sales structure to external customers while also reducing administrative efforts. The reporting segment disclosures have been updated accordingly which included recasting prior period information for the new reporting structure.

PHINIA Inc.
Condensed Consolidated Balance Sheets (Unaudited)
(in millions)
	December 31, 2025	December 31, 2024
ASSETS
Cash and cash equivalents	$359	$484
Receivables, net	804	817
Inventories	473	444
Prepayments and other current assets	126	96
Total current assets	1,762	1,841
Property, plant and equipment, net	876	843
Other non-current assets	1,179	1,084
Total assets	$3,817	$3,768

LIABILITIES AND EQUITY
Short-term borrowings and current portion of long-term debt	$3	$25
Accounts payable	510	522
Other current liabilities	434	422
Total current liabilities	947	969
Long-term debt	967	963
Other non-current liabilities	316	262
Total liabilities	2,230	2,194

Total equity	1,587	1,574
Total liabilities and equity	$3,817	$3,768

PHINIA Inc.
Condensed Consolidated Statements of Cash Flows (Unaudited)
(in millions)
	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
OPERATING
Net cash provided by operating activities	$96	$73	$312	$308
INVESTING
Capital expenditures, including tooling outlays	(29)	(20)	(124)	(105)
Payments for businesses acquired, net of cash acquired	—	—	(9)	—
Insurance proceeds received for damage to property, plant and equipment	—	3	—	3
Payments for investment in equity securities	—	—	—	(1)
Proceeds from asset disposals and other, net	—	—	1	2
Net cash used in investing activities	(29)	(17)	(132)	(101)
FINANCING
Proceeds from issuance of long-term debt, net of discount	—	—	—	975
Payments for debt issuance costs	—	—	—	(15)
Borrowings (repayments) under revolving facilities	1	—	1	(75)
Repayments of debt, including current portion	(24)	—	(24)	(722)
Repayment of acquired debt	—	—	(32)	—
Dividends paid to PHINIA Inc. stockholders	(10)	(11)	(42)	(44)
Payments for purchase of treasury stock, including excise tax	(30)	(24)	(202)	(212)
Payments for stock-based compensation items	(2)	—	(11)	(3)
Net cash used in financing activities	(65)	(35)	(310)	(96)
Effect of exchange rate changes on cash	8	(14)	5	8
Net increase (decrease) in cash and cash equivalents	10	7	(125)	119
Cash and cash equivalents at beginning of period	349	477	484	365
Cash and cash equivalents at end of period	$359	$484	$359	$484

PHINIA Inc.
Net Debt (Unaudited)
(in millions)

	December 31, 2025	December 31, 2024
Total debt	$970	$988
Cash and cash equivalents	359	484
Net debt	$611	$504

Use of Non-GAAP Financial Measures
This press release contains information about PHINIA’s financial results that is not presented in accordance with accounting principles generally accepted in the United States (GAAP). Such non-GAAP financial measures are reconciled to their most directly comparable GAAP financial measures below. The reconciliations include all information reasonably available to the Company at the date of this press release and the adjustments that management can reasonably predict.

Management believes that these non-GAAP financial measures are useful to management, investors, and banking institutions in their analysis of the Company's business and operating performance. Management also uses this information for operational planning and decision-making purposes.

Non-GAAP financial measures are not and should not be considered a substitute for any GAAP measure. Additionally, because not all companies use identical calculations, the non-GAAP financial measures as presented by PHINIA may not be comparable to similarly titled measures reported by other companies.

A reconciliation of each of projected Adjusted EBITDA, Adjusted EBITDA Margin and Adjusted Free Cash Flow, which are forward-looking non-GAAP financial measures, to the most directly comparable GAAP financial measure, is not provided because the Company is unable to provide such reconciliation without unreasonable effort. The inability to provide each reconciliation is due to the unpredictability of the amounts and timing of events affecting the items we exclude from the non-GAAP measure.

Adjusted EBITDA and Adjusted EBITDA Margin
The Company defines adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) as net earnings less interest, taxes, depreciation and amortization, adjusted to exclude the impact of restructuring expense, separation-related costs, merger and acquisition costs, other postretirement income and expense, equity in affiliates' earnings, net of tax, impairment charges, other net expenses, and other gains and losses not reflective of our ongoing operations. Adjusted EBITDA margin is defined as adjusted EBITDA divided by adjusted sales. Management utilizes adjusted EBITDA and adjusted EBITDA margin in its financial decision-making process and to evaluate performance of the Company's consolidated results. Management also believes adjusted EBITDA and adjusted EBITDA margin are useful to investors in assessing the Company’s ongoing consolidated financial performance, as they provide improved comparability between periods through the exclusion of certain items that management believes are not indicative of the Company’s core operating performance.

Adjusted Sales
The Company defines adjusted sales as net sales adjusted to exclude certain agreements with our former parent that were entered into in connection with the spin-off. Management believes that adjusted sales is useful to investors, as it provides improved comparability between periods through the exclusion of certain temporary agreements with our former parent that are not indicative of the Company’s ongoing operations.

Adjusted Net Earnings and Adjusted Net Earnings Per Diluted Share
The Company defines adjusted net earnings and adjusted net earnings per diluted share as net earnings and net earnings per share, each adjusted to exclude: (i) the tax-effected impact of restructuring expense, separation-related costs, merger and acquisition costs, impairment charges and other gains, losses and tax effects and adjustments not reflective of the Company’s ongoing operations; and (ii) acquisition-related intangibles amortization expense because it pertains to non-cash expenses that the Company does not use to evaluate core operating performance. Management believes that adjusted net earnings and adjusted net earnings per diluted share are useful to investors in assessing the Company’s ongoing financial performance, as they provide improved comparability between periods through the exclusion of certain items that management believes are not indicative of the Company’s core operating performance.

Adjusted Free Cash Flow
The Company defines adjusted free cash flow as net cash provided by operating activities after adding back adjustments related to the ongoing effects of separation-related transactions, less capital expenditures, including tooling outlays. Management believes that adjusted free cash flow is useful to investors in assessing the Company's ability to service and repay its debt and return capital to shareholders. Further, management uses this non-GAAP measure for planning and forecasting purposes.

Adjusted Sales (Unaudited)
(in millions)

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Fuel Systems net sales	$560	$519	$2,177	$2,131
Spin-Off agreement adjustment	—	—	—	(23)
Fuel Systems adjusted sales	560	519	2,177	2,108
Aftermarket net sales	329	314	1,306	1,272
Adjusted sales	$889	$833	$3,483	$3,380

Adjusted EBITDA and EBITDA Margin (Unaudited)
(in millions)

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Net earnings	$45	$5	$130	$79
Depreciation and tooling amortization	33	32	127	132
Interest expense	21	18	81	99
Provision for income taxes	9	36	68	108
Amortization of acquisition-related intangibles	8	7	30	28
Interest income	(3)	(4)	(14)	(16)
EBITDA	113	94	422	430
Separation-related costs[1]	—	7	43	31
Restructuring expense	6	3	17	14
Asset impairment	—	21	—	21
Gains for other one-time events	—	(11)	(2)	(7)
Merger and acquisition costs[2]	—	—	9	—
Other postretirement expense (income)	1	(1)	4	—
Equity in affiliates’ earnings, net of tax	(4)	(3)	(15)	(11)
Adjusted EBITDA	$116	$110	$478	$478

Adjusted sales	$889	$833	$3,483	$3,380
Adjusted EBITDA margin %	13.0%	13.2%	13.7%	14.1%

Net Earnings to Adjusted Net Earnings (Unaudited)
(in millions)
	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Net earnings	$45	$5	$130	$79
Amortization of acquisition-related intangibles	8	7	30	28
Restructuring expense	6	3	17	14
Separation-related costs[1]	—	7	43	31
Loss on extinguishment of debt	—	—	—	22
Asset impairment	—	21	—	21
Merger and acquisition costs[2]	—	—	9	—
Gains for other one-time events	—	(11)	(2)	(7)
Tax effects and adjustments	(13)	(1)	(28)	(15)
Adjusted net earnings	$46	$31	$199	$173

Adjusted Net Earnings Per Diluted Share (Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Net earnings per diluted share	$1.15	$0.12	$3.24	$1.76
Amortization of acquisition-related intangibles	0.20	0.16	0.75	0.63
Restructuring expense	0.15	0.07	0.42	0.31
Separation-related costs[1]	—	0.16	1.07	0.69
Asset impairment	—	0.49	—	0.47
Gains for other one-time events	—	(0.26)	(0.05)	(0.16)
Merger and acquisition costs[2]	—	—	0.22	—
Loss on debt extinguishment	—	—	—	0.49
Tax effects and adjustments	(0.32)	(0.03)	(0.69)	(0.33)
Adjusted net earnings per diluted share	$1.18	$0.71	$4.96	$3.86

Adjusted Free Cash Flow (Unaudited)
(in millions)

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Net cash provided by operating activities	$96	$73	$312	$308
Capital expenditures, including tooling outlays	(29)	(20)	(124)	(105)
Effects of separation-related transactions	24	19	24	50
Adjusted free cash flow	$91	$72	$212	$253

_________________________

1 Separation-related costs primarily relate to a $39 million loss in connection with the settlement of a separation-related claims with the Company’s former parent, indemnities related to the Tax Matters Agreement between the Company and its former parent, and professional fees and other costs associated with the spin-off of the Company from its former parent, including the adjustment of certain historical liabilities allocated to the Company in connection with the spin-off.

2 Merger and acquisition costs primarily relate to professional fees for acquisition initiatives.

11